Exhibit 99.01

Press Release

Acucela Appoints Biotechnology Industry Veteran and Former Pharmaceutical Executive, Brian O’Callaghan, as its New President and Chief Operating Officer and Interim Chief Financial Officer; Ryo Kubota, MD, PhD to Remain in his Role as Chairman and CEO

SEATTLE (September 8, 2014) — Acucela Inc. (TOKYO: 4589), a clinical-stage biotechnology company that specializes in discovering and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases, today announced that after a long and thoughtful strategic planning process to recruit a new President and Chief Operating Officer (COO), Acucela has appointed Brian O’Callaghan, who currently sits on Acucela’s Board of Directors, to the newly created position, effective immediately. Ryo Kubota, MD, PhD, who is also Acucela’s Founder, will remain as Acucela’s Chairman of the Board (Chairman) and Chief Executive Officer (CEO). In a separate development, Acucela’s Chief Financial Officer (CFO), David Lowrance, will be leaving the Company for family reasons. As a result of Mr. Lowrance’s departure, Mr. O’Callaghan will also assume the role of Interim CFO. An active search is underway to appoint a new CFO. Mr. O’Callaghan brings to Acucela over 25 years of leadership experience in the biotechnology and pharmaceutical industries, including senior positions at Bayer, Merck, Novartis, NPS Pharmaceuticals, Pfizer, and Sangart. He will report directly into Dr. Kubota.

Dr. Kubota stated, “Today’s appointment of Brian as our new President and COO was the result of a thoughtful strategic planning process to support Acucela’s next stage of growth; and it is in line with our vision to pursue and advance innovation in ophthalmology on a worldwide scale. We look forward to benefitting from Brian’s expertise in global operations and his proven track record in building biotechnology companies.”

Mr. O’Callaghan stated, “As an Acucela Board member, I have witnessed the Company’s dedication to innovation and improving patient health. I look forward to working directly with Ryo as we, along with the rest of the executive team, execute on value-building initiatives that are intended to enhance shareholder return, attract top talent at all levels of the organization, and grow our pipeline and commercial opportunities. The Company’s commitment also remains on making a difference in the lives of patients with sight-threatening diseases. We are excited about the future and reporting on our progress and achievements in the months ahead.”

Mr. Lowrance resigned his position as Acucela’s CFO, effective September 4, 2014, and his last date of employment with the Company is September 19, 2014. Mr. Lowrance has agreed to provide consulting services to facilitate an orderly transition.

Dr. Kubota added, “I would like to thank Dave for his contributions to Acucela. I have personally enjoyed the opportunity to work with him, and we wish Dave and his family the best.”

In his new role as President and COO, Mr. O’Callaghan’s primary responsibilities will include contributing to and overseeing Acucela’s strategy and leading the Company’s interests in global initiatives. A top priority for Mr. O’Callaghan will be to enhance Acucela’s executive leadership team, beginning with the appointment of a new CFO.

About Brian O’Callaghan

Brian O’Callaghan has served on the Company’s Board of Directors since September 2013. He was most recently Chairman and CEO of Sonrgy Inc., a San Diego-based biotechnology company. Previous to Sonrgy, Mr. O’Callaghan served as President and Chief Executive Officer of Sangart Inc. and a member of Sangart’s Board of Directors. Mr. O’Callaghan has also held the position of Chief Commercial Officer at NPS Pharmaceuticals, Inc., where he led important corporate strategic initiatives, and as General Manager of two global divisions of Covance Inc., where he was successful in restructuring and rebuilding two core business units. At Novartis Pharmaceuticals Corporation, Mr. O’Callaghan served as

Acucela Appoints Biotechnology Industry Veteran and Former Pharmaceutical Executive, Brian O’Callaghan, as its New President and Chief Operating Officer and Interim Chief Financial Officer; Ryo Kubota, MD, PhD to Remain in his Role as Chairman and CEO – Page 2

General Manager of their North American Transplantation & Immunology Division, as well as their Infectious Diseases Division, where he was instrumental in several successful product launches, in-licensing deals and growing two key business units. Mr. O’Callaghan co-founded a biopharmaceutical company, BioPartners, in Switzerland; served as General Manager of Merck Biopharmaceuticals in Germany; and has held various senior management positions within Pfizer UK and Bayer, Ireland. Mr. O’Callaghan holds an MBA from Henley College of Business Management in the UK and Marketing Diploma from the Cork Institute of Technology and the Marketing Institute of Ireland. He currently serves on a number of Boards, including BIOCOM, Aquavit Biopharma, and the San Diego Century Club.

Cautionary Statements

Certain statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “will” and “intended,” as well as similar expressions are intended to identify forward-looking statements. These forward-looking statements include Acucela’s expectations regarding clinical development activities and growth, the ability of the Company to successfully recruit and retain key personnel, and successfully execute on value-building initiatives. These statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements, including, but not limited to our ability to recruit and retain our management team and key employees, the risk that our product candidates will not demonstrate the expected benefits and will not achieve regulatory approval or be successfully commercialized, the success of our product candidates depends heavily on the willingness of our collaboration partner to continue to co-develop our product candidates, the risk of delays in our expected clinical trials, the risk that new developments in the intensely competitive ophthalmic pharmaceutical market require changes in our clinical trial plans or limit the potential benefits of our product candidates, our dependence on and our ability to retain and motivate our key management and scientific staff, including Ryo Kubota, M.D., Ph.D., and other risks and uncertainties inherent in the process of discovering and developing therapeutics that demonstrate safety and efficacy. For a detailed discussion of these and other risk factors, please refer to the Company’s filings with the Securities and Exchange Commission, which are available on the Company’s investor relations Web site (http://ir.acucela.com/) and on the SEC’s Web site (http://www.sec.gov).

About Acucela Inc.

Acucela Inc. (www.acucela.com or www.acucela.jp) is a clinical-stage biotechnology company that specializes in discovering and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases impacting millions of individuals worldwide. Acucela currently has the following candidates in development in collaboration with Otsuka Pharmaceutical Co, Ltd.: emixustat hydrochloride for GA associated with dry AMD based on Acucela’s proprietary visual cycle modulation technology; and OPA-6566 for ocular hypertension and glaucoma.

Contacts:

Acucela Inc.
Francesca T. Nolan	Tomomi Sukagawa
Director Corporate Communications	Director Investor Relations and Communication
Phone: 1-206-805-8300	Phone: +81(0)3.5789.5872
Email: fnolan@acucela.com	Email: investor@acucela.com

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